EXHIBIT 99.1

April 30, 2009

Dear Shareholders and Friends,

There can be little doubt that 2008 was for many of us, one of the most challenging business years of our careers. Characterized by financial turmoil in the capital markets and business instability resulting from diminished spending in the consumer markets, companies like Kowabunga whose revenues derive from marketing budget allocations have felt the impact of the recession very directly.

While company revenue from continuing operations grew 86% to $51.6 million dollars in 2008, the impact of the economy and operating inefficiencies across the enterprise resulted in margin declines which only began to be addressed in the last month of the year.

These market oriented challenges brought a spotlight to a number of acquisitions dating back to 2006 whose future value would simply not be realized for shareholders. As a result, impairment charges were taken and that in turn drove the majority of the $1.24 per share in net losses we experienced.

Despite these significant challenges, the company began a significant transformation in the last quarter of 2008 that should provide shareholders with confidence that this smaller and better-focused Kowabunga can fulfill its potential in years to come.

In addition to hiring a new CEO in November, the company has now also hired a new CFO, replaced three board members including a new Chairman, eliminated approximately 50 positions, consolidated shared functions, paid down $2.5 million in debt, sold businesses with little synergy, reorganized along two business segments and renegotiated the terms of its credit facility. Change has been swift and targeted.

A focus on quality technologies for online marketers…

The cornerstone of our value proposition for advertisers is our ability to generate high converting leads at an attractive ROI. Concurrently, to allow for scale within our advertising exchange, we must also attract high traffic web publishers where competition for advertising space is driven primarily by the amount paid for each click, often irrespective of actual return for advertisers.

This general lack of transparency between advertisers and publishers within online networks who serve this marketing channel will evolve in much the same manner as other channels have over the last 50 years. As all parties better understand the methods and procedures for ROI, technologies that reward the best behaviors and penalize the worst become the differentiating component between service providers.

Kowabunga has been on the forefront of these technologies for the past five years. From our click fraud technology that has successfully proven its ability to eliminate bad traffic to our click conversion technology that highlights the best performing publishers within an exchange, we have and will continue to operate our business based on the principle of quality.

In 2009, shareholders and clients can expect even more exciting product announcements from Kowabunga. In what has been the company’s most significant product redesign in history, we will be bringing to market a new platform. Within this solution, advertisers will be able to create and manage advertising campaigns, web publishers will be better able to monetize their inventory and strategic partners and web developers will be allowed to customize the framework through APIs that will enhance their own marketing programs.

We therefore see ourselves well positioned to capitalize on market trends that play to our technological strengths.

A focus on marketing programs that leverage our own technologies…

A very important by-product of our advertising exchange is the information produced both on the advertiser side where we see what kind of products convert and on the publisher side where we see what kind of web sites attract viewers.

This business intelligence when combined with the operating leverage we have because we own the exchange makes running our own direct marketing programs online an attractive adjacent business model.

The advantage we have in this business is not limited by industry or product type. For example, if we see an opportunity, based on our business intelligence, that suggests an upward trend in consumer interest associated with consumer health, we line up a product supplier, launch a web site, drive traffic and capitalize on the opportunity.

From Neutraceuticals, to continuing education, to home based businesses, these online marketing programs / sites fulfill a need in the market, utilize existing Kowabunga infrastructure and produce attractive margins.

We therefore see ourselves well positioned to take advantage of the knowledge gained within our exchange.

The global economic crisis we are all dealing with is unprecedented. While we have a business that is highly targeted to a segment of the marketing budget that continues to grow at a pace in excess of alternatives, the unpredictability of the current economy suggests that it would be irresponsible of us to announce forecasts today that may need to be adjusted tomorrow.

In 2009 we will continue the transformation that began in Q4 of 2008. We will balance our desire to improve short-term profitability with our desire to capture greater market share through investments in technology, sales and marketing.

The board and I would like to thank you for your trust and support as we continue along our chosen course.

Sincerely,

Richard K Howe
President and Chief Executive Officer

2